Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH CORPORATION REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
•	The Company’s core business, Astrotech Space Operations (“ASO”), supported five successful launches in the current quarter

•	Revenue and diluted EPS grow sequentially to $8.1 million and $0.09 per share, respectively

•	Trailing twelve month revenue of $38.1 million, up 70% over the previous twelve month period ended December 31, 2008
Austin, Texas, February 1, 2010 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial space services, today announced financial results for the second quarter ended December 31, 2009 of its fiscal year 2010.
Second Quarter Results
The Company posted a second quarter fiscal year 2010 net income of $1.7 million, or $0.09 per diluted share on revenue of $8.1 million, compared with a second quarter fiscal year 2009 net loss of $1.6 million, or $(0.09) per diluted share, on revenue of $3.8 million.
“We continue to deliver on our commitments to our customers,” said Thomas B. Pickens III, Astrotech’s Chairman and Chief Executive Officer. “The outstanding performance of the past four quarters shows our core business, ASO, is as strong as ever.”
Six Months Results
Astrotech’s net income for the first six months of 2010 was $2.5 million, or $0.14 per diluted share, on revenue of $15.8 million. This compares to a net loss of $1.5 million, or $(0.09) per diluted share, on revenue of $9.8 million for first six months fiscal year 2009. The reported financials represent a 61% increase in revenue year over year, and results in a cash position of over $7.0 million.
Update of Ongoing Operations
The Company experienced another strong quarter for ASO, with all $8.1 million of consolidated revenue generated by that business. ASO supported five successful launches in the second quarter, including WorldView-2, ARES IX, Intelsat 14, WGS-3 and WISE. In addition to these launches, ASO provided support for several missions which are in process at the Company’s facilities in Titusville, Florida and Vandenberg Air Force Base.
The Company’s 18-month rolling backlog at December 31, 2009, which includes contractual backlog and scheduled but uncommitted missions, is $27.2 million. The majority is for ASO pre-launch satellite processing services, which include hardware launch preparation; advance planning; use of unique satellite preparation facilities; and, spacecraft checkout, encapsulation, fueling, transport, and remote control through launch.

Financial Position and Liquidity
Working capital reached $6.9 million on December 31, 2009, which included $7.0 million in cash and $9.4 million of accounts receivable.
About Astrotech Corporation
Astrotech Corporation (Nasdaq: ASTC) is a commercial aerospace company that provides spacecraft payload processing and government services, designs and manufactures space hardware, and commercializes space technologies for use on Earth. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation which is developing a breakthrough mini-mass spectrometer first developed for the International Space Station; Astrogenetix, Inc. which is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and Airward Corporation which is drawing on its space heritage of sending cargo to space and is selling hazardous material containers for the airline industry.
The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512-485-9520
shaywood@astrotechcorp.com
Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenue	$8,080	$3,786	$15,842	$9,760
Costs of revenue	2,674	3,250	5,602	6,768

Gross profit	5,406	536	10,240	2,992

Operating expenses:
Selling, general and administrative	3,270	2,150	6,345	3,849
Research and development	328	510	1,002	1,083

Total operating expenses	3,598	2,660	7,347	4,932

Income (loss) from operations	1,808	(2,124)	2,893	(1,940)
Interest and other expense, net	(79)	570	(339)	441

Income (loss) before income taxes	1,729	(1,554)	2,554	(1,499)

Income tax expense	(50)	—	(75)	—

Net income (loss)	$1,679	$(1,554)	$2,479	$(1,499)

Net income (loss) per share- basic	$0.10	$(0.09)	$0.15	$(0.09)
Weighted average common shares outstanding, basic	16,534	16,393	16,504	16,251

Net income (loss) per share, diluted	$0.09	$(0.09)	$0.14	$(0.09)
Weighted average common shares outstanding, diluted	18,590	16,393	17,897	16,251

See accompanying notes to unaudited condensed consolidated financial statements.

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2009	2009
ASSETS
Cash and cash equivalents	$7,046	$4,730
Accounts receivable, net	9,408	12,279
Short-term note receivable, net	675	—
Prepaid expenses and other current assets	646	591

Total current assets	17,775	17,600
Property, plant, and equipment, net	40,345	40,266
Other assets, net	53	1,093

Total assets	$58,173	$58,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,906	$9,182
Long-term liabilities	3,880	9,189
Stockholders’ equity	43,387	40,548

Total liabilities and stockholders’ equity	$58,173	$58,919

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